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                                                                 EXHIBIT 12

                  U. S. HOME CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS TO FIXED CHARGES
                FOR THE FIVE YEARS ENDED DECMEBER 31, 1997

                                               YEAR ENDED DECEMBER 31,
                                               -----------------------

                                   1993       1994       1995    1996    1997
                                   ----       ----       ----    ----    ----

COMPUTATION OF HISTORICAL
RATIOS:

EARNINGS--
   NET INCOME (LOSS) FROM
CONTINUING OPERATIONS          $ 78,606  $ 32,829  $ 36,920  $ 44,188  $ 47,187
   ADD:
     PROVISION (BENEFIT)
     FOR INCOME TAXES OF
     U. S. HOME CORPORATION     (33,966)   19,697    22,152    11,713    27,713
     FIXED CHARGES OF U.S.
     HOME CORPORATION:
       INTEREST EXPENSE, NET      1,453       537       692     1,507     1,417
       PREVIOUSLY CAPITALIZED
         INTEREST CHARGED
         TO COST OF SALES        22,342    28,871    27,555    30,786    33,789
       PORTION OF RENT EXPENSE
         REPRESENTATIVE OF
         THE INTEREST FACTOR      1,562     1,820     1,833     1,941     2,346
       FIXED CHARGES OF JOINT
         VENTURES
         (PRINCIPALLY INTEREST)      97       183       238     1,129       385
                               --------  --------  --------  --------  --------
EARNINGS AS ADJUSTED           $ 70,094  $ 83,937  $ 89,390  $ 91,264  $112,837
                               ========  ========  ========  ========  ========




FIXED CHARGES, AS ADJUSTED,
OF U.S. HOME CORPORATION:
       TOTAL INTEREST PAID
         OR ACCRUED              23,373    31,357    32,687    34,991    39,570
       PORTION OF RENT
         EXPENSE AS ABOVE         1,562     1,820     1,833     1,941     2,346
FIXED CHARGES OF JOINT
VENTURES                            239       227       269       472       559
                               --------  --------  --------  --------  --------
                                 25,174    33,404    34,789    37,404    42,475
                               ========  ========  ========  ========  ========

RATIO OF EARNINGS TO FIXED
CHARGES                           2.784     2.513     2.569     2.440     2.657
                               ========  ========  ========  ========  ========